Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made by and between WILLIAM VAN EPPS (“Employee”) and PAPA JOHN’S INTERNATIONAL, INC., a corporation organized and existing under the laws of the State of Delaware (“Company”), as of the 18th day of May, 2006 (“Effective Date”).

W I T N E S S E T H:

WHEREAS, Company desires to hire and employ Employee, and Employee desires to be employed by Company, pursuant to the terms and conditions hereinafter provided for.

WHEREAS, Employee’s position with the Company requires that Employee be trusted with extensive responsibility and confidential information of the Company.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants and obligations herein contained, the Company and the Employee (individually, a “Party”; together, the “Parties”), intending to be legally bound, agree as follows:

Section 1:              Employment and Term

1.1           Employment. Company agrees to and does hereby employ Employee, and Employee agrees to and does hereby accept employment by Company, on the terms and subject to the conditions set forth in this Agreement effective as of the Effective Date.

1.2           Term of Employment. Employee shall be and is hereby employed by Company for a period commencing on the Effective Date and continuing until October 18, 2007 (the “Term”).

1.3           Standard of Services Required. Employee shall (a) devote his full business time and energy to the business and affairs of the Company (and any undertaking by Employee of any additional activities which distract therefrom or provide additional gainful employment shall not be undertaken without first notifying and obtaining approval from the board of directors of Company); (b) perform his duties hereunder diligently and to the best of his ability; (c) use his best efforts, skills and abilities to promote the Company’s interest; and (d) perform such other duties and services for the Company as may be required of him by virtue of his position, or as directed by the CEO or the Board of Directors of the Company (the “Board”), or such senior officer of the Company as may be designated by the Board. Employee agrees to comply, and cause the Company to comply, with all applicable governmental regulations and guidelines which relate to Company products, services, methods and technologies with which Employee’s duties and services are related. Employee also agrees to comply fully with all policies and practices of the Company.

1.4           Position and Duties. Employee shall serve in the position identified on SCHEDULE A attached hereto  and incorporated by reference herein (or such other position of similar responsibility as may be assigned by  the  CEO or the Board). Employee shall at all times report to, and his business activities shall at all times be subject to the direction and control of the CEO and the Board, or as may be appointed by the Board. Employee’s duties and services include, but are not limited to, those matters identified on said SCHEDULE A.

Section 2:              Compensation and Benefits

2.1           Compensation. During the term of Employee’s employment by the Company pursuant to this Agreement, Company shall pay Employee compensation and provide Employee with benefits as follows:

2.1.1        Base Salary. In consideration of the duties and services to be rendered by Employee to Company, Company will pay to Employee a salary (“Base Salary”) in the amount identified as such on SCHEDULE A hereto. Base Salary shall be payable on a weekly basis or as the Company’s pay practices shall be established or modified from time to time. Base Salary payments shall be subject to all applicable Federal, state and local withholding, payroll and other taxes.

2.1.2        Bonus. Employee will be entitled to receive bonus payments in accordance with the then-existing Bonus Plan for Employee as approved and/or amended by the Compensation Committee of the Board of Directors for each year of the Term. Bonus payments shall be subject to all applicable Federal, state and local withholding, payroll and other taxes. Employee shall also be entitled to participate in the Company’s existing Long Term Incentive Program (“LTIP”) under the terms, conditions, contingencies and vesting criteria applicable to Employee on the date of execution of this Agreement, and he shall be subject to any amendments to the LTIP which may be made and approved by the Board during the Term.

2.2           Employee Benefit Plans. During the term of his employment with Company, Employee shall be entitled to (a) five weeks vacation (b) such sick, holiday and other absences consistent with Company’s policies as established and modified from time to time by the Board; (c) such hospitalization and major medical insurance benefits as are, from time to time, maintained and modified by Company for its employees. Employee’s entitlement to, and participation in, such benefit plans shall be subject to the same eligibility requirements and cost assessment policies as shall apply to other employees who are eligible to participate therein. Any vacation or other paid time off which is not used in any year shall not accrue, nor shall Company be liable for any such benefits not used by Employee prior to the termination of his employment with Company.

2.3           Employee Expenses. Company agrees that it will reimburse Employee for all reasonable business expenses incurred by him during the term of Employee’s employment hereunder, provided that such expenses be incurred in connection with the performance by Employee of his duties hereunder and are incurred and accounted for by Employee in accordance with Company’s policies as established for its employees.

Section 3:              Confidentiality and Non-Disclosure

3.1           Non-Disclosure of Confidential Information. Employee acknowledges that during his employment by Company Employee shall have access to and possession of information which (a) is proprietary and confidential; (b) belongs to and represents the sole and exclusive property of the Company and/or its affiliates; and (c) is a unique asset integral to the Business of the Company for which the Company has paid a substantial amount, and the use or disclosure of which contrary to the requirements of this Agreement would cause the Company irreparable harm and damage. Except as otherwise provided for in this Agreement, Employee agrees that, except as authorized in writing by Company and for its benefit, or as required in the performance of his duties hereunder, for himself or others, (a) Employee will not at any time, whether during or after the termination or cessation of Employee’s employment, disclose, distribute, or disseminate to any person, firm, partnership, joint venture, corporation, limited liability company, or other entity (“Person”), or make public, any Confidential Information (as defined below); and (b) Employee will keep strictly confidential all matters and information entrusted to the Employee and shall not use or attempt to use any such Confidential

Information in any manner which may injure or cause loss, or may be calculated to injure or cause loss, whether directly or indirectly, to Company.

3.2           Nature and Definition of “Confidential Information”. “Confidential Information” means and includes any and all of the following, whether or not patentable, registrable or otherwise susceptible to protection under federal, state or foreign patent, trademark, copyright and other laws:

3.2.1        intellectual property, inventions, concepts, discoveries, improvements, inventions, methods, information, processes, practices, specifications, techniques, products, devices, technologies, data, know-how, and other proprietary rights;

3.2.2        designs, drawings, photographs, graphs, samples, sketches, compositions, computer software and database technologies and applications, computer software and programs (including object code and source code), and related documentation to all of the above;

3.2.3        any trade secrets concerning the Business or affairs of the Company, financial, and operating information, service specifications and concepts, marketing plans, budgets, the names and terms of employment of key personnel, strategies, customer lists, pricing policies and lists, services, and procedures; and

3.2.4        notes, analyses, studies, summaries and other material prepared by or for Company containing or based on, in whole or in part, any information included in the foregoing.

3.3           Permitted Disclosure. If Employee is required (by deposition, interrogatories, requests for information or documents, subpoena, civil investigative domain or other process) to disclose all or any part of any Confidential Information, Employee will first provide Company with prompt notice of such requirement, as well as notice of the terms and circumstances surrounding such requirements, so that Company may seek an appropriate protective order or waive compliance with the provisions of this Agreement in writing. In any event, Employee may only disclose that portion of such Confidential Information as he is advised in writing by his and the Company’s legal counsel as being required to be disclosed.

3.4           Destruction or Return on Termination. Upon termination of Employee’s employment hereunder, Employee shall, upon request of Company, return to Company all writings and materials comprising any part of the Confidential Information without retaining any copies, extracts or other reproductions thereof; and, to the extent not returned to Company, Employee will certify in writing to Company any such materials or writings which were destroyed by him.

Section 4:              Ownership of Employee Inventions

4.1           Inventions and Related Matters. Employee agrees that Company shall have sole and exclusive ownership rights in any conception, ideas, invention, improvement, or know-how (whether or not patentable) arising out of, resulting from, or derivative of Employee’s duties and services as an employee of Company or undertaken within the scope of Employee’s duties hereunder. Any resulting or derivative rights, including patent, trademark, service mark or other rights, shall be and become the exclusive property of Company and Company shall be exclusively entitled to the entire right, title and interest existing with respect hereto. In furtherance thereof, at Company’s request, Employee agrees to convey and assign to Company the entire right, title and interest of Employee, if any, in and to any conceptions, ideas, inventions, improvements, or know-how which arise out of, result from, or are derivative of, Employee’s duties and services as an employee of Company or undertaken within the scope of his duties hereunder.

4.2           Original Works. Any work subject to protection under applicable copyright laws (including, but not limited to, software code and applications), whether published or unpublished, created by Employee in connection with or during the performance of his duties or services hereunder shall be considered a work made for hire to the fullest extent permitted by law, and all right, title and interest therein, including the worldwide copyrights, shall be the sole and exclusive property of Company as the employer and party specially commissioning such work. In the event that any such copyrightable work or portion thereof shall not be legally qualified as a work made for hire or shall subsequently be so held, Employee agrees to properly convey to Company the entire right, title and interest in and to such work or portion thereof, including but not limited to the worldwide copyrights, extensions of such copyrights, and renewal copyrights therein, and further including all rights to reproduce the copyrighted work, to prepare derivative works based on the copyrighted work, to distribute copies of the copyrighted work, to display the copyrighted work, and to register the claim of copyright therein and to execute any and all documents with respect hereto.

4.3           Employee Assistance. Employee agrees (a) to disclose to Company in writing any matters created or authored by him which are, or are intended to be, the property of Company pursuant to the provisions of this Section 4; (b) to assign to Company without additional compensation all of Employee’s rights, if any, therein; and (c) to execute and deliver to Company such applications, assignments and other documents as Company may reasonably request in order to apply for and obtain patents, copyrights, or other registrations with respect thereto.

Section 5:              Employee’s Conduct; Non-Contravention

5.1           Employee’s Conduct. In order to maintain and enhance Company’s standing and integrity in the business community, the business and personal conduct of Employee shall be totally professional and above reproach; and Employee shall at all times observe the highest standards of professionalism and courtesy in Employee’s behavior with the public, colleagues, employees, customers and competitors.

5.2           Non-Contravention. Employee represents and warrants that he is under no obligation to, and/or no conflict or non-compete agreements or understandings exist with, any person which are in any way inconsistent with, or which impose any restriction upon, Employee’s acceptance of employment under this Agreement with the Company. Employee is not in default under, or in breach of, any agreement requiring Employee to preserve the confidentiality of any information, client lists, trade secrets or other confidential information; and neither the execution and delivery of this Agreement nor the performance by Employee of Employee’s obligations under this Agreement will conflict with, result in a breach of, or constitute a default under, any employment or confidentiality agreement to which Employee is a party or to which Employee may be subject.

Section 6:              Non-Competition and Non-Solicitation

6.1           Acknowledgments by Employee. Employee acknowledges that: (a) the services to be performed by him under this Agreement are of a special, unique, unusual and intellectual character; (b) Company’s Business is, or is expected to be, national in scope, Company’s processes and technologies having wide application throughout the nation; (c) Company competes with persons having access to markets and capital similar or superior to that possessed by the Company; (d) the restrictive covenants applicable to Employee will not prevent Employee from obtaining other gainful employment after separating from Company; (e) the provisions of this Section are reasonable and necessary in order to protect Company’s Business; and (f) Employee has consulted with, or been advised by the Company that he should consult with, an independent legal counsel concerning the undertakings of the Employee set forth in, and the provisions of, this Agreement.

6.2           Covenants of Employee. In consideration of the foregoing acknowledgments by Employee, and in consideration of the compensation and benefits to be paid or provided to Employee by Company, Employee covenants and agrees that he will not, directly or indirectly:

6.2.1        during the period of, and except in the course of, his employment hereunder, and for three (3) years after termination of employment hereunder, on behalf of himself or any person, engage or invest in, solicit investment in, own, manage, operate, finance, control, be employed by or associated with, provide services or advice to, be a director of, or participate in the ownership, management, operation, or development of, or otherwise be associated or connected with, [a] any business which directly or indirectly operates pizza restaurants, [b] any food service manufacturing and/or distribution business which serves any pizza restaurant chains with 400 or more restaurants at any time during Employee’s tenure with the Company, [c] any other food or restaurant business which the Company may develop or acquire during Employee’s tenure with the Company or [d] any business that is competitive with the Company or its affiliates; provided, however, that nothing herein will preclude Employee from owning and holding not more than one percent (1%) of any class of securities of any enterprise if such securities are listed on any national or regional exchange or have been registered under Section 12(g) of the Securities Act of 1934; or

6.2.2        without the prior written consent of Company, during the period of, and except in the course of, his employment hereunder, and for three (3) years after termination of employment hereunder solicit any of Company’s direct or remote clients, customers, suppliers, contractors, employees or other related parties; or

6.2.3        except on behalf of the Company, whether for the Employee’s account or for the account of any other person, at any time during the period of his employment hereunder, and for three (3) years after termination of employment hereunder, solicit the patronage of any person if such person is a customer or prospective customer of the Company, or was a customer of the Company during any time within 12 months prior to termination of employment, whether or not Employee had personal contact with such person during the term of his employment by the Company.

Section 7:              Termination

7.1           Termination by the Company. Employee’s employment with Company under this Agreement, and Employee’s rights to compensation and benefits under this Agreement or otherwise, shall terminate (except as otherwise herein provided) as follows:

7.1.1        Death or Disability. This Agreement and Employee’s engagement hereunder shall terminate upon the death of Employee. If Employee becomes substantially unable to perform the essential duties and functions of his position under this Agreement with or without reasonable accommodation for a period of sixty (60) days or more during the Term because of a disability or any medically determinable physical or mental impairment, Company may, at its election, terminate Employee’s employment hereunder and all of Company’s obligations relating thereto, including any obligations it may have under this Agreement, by giving Employee ten (10) days prior written notice. Upon termination pursuant to this Section, Employee shall not be entitled to any Base Salary, Bonus, severance salary, or any other benefits, except for amounts accrued and earned prior to the effective date of termination and except for those, if any, required to be extended by applicable law.

7.1.2        Termination By Company For “Cause”. Company may, immediately and unilaterally, terminate Employee’s employment hereunder for “cause” at any time. Termination shall be for “cause” if it is based on any of the following: (i) indictment or conviction of Employee of any felony, or of any misdemeanor reasonably determined by the Company to involve moral turpitude; (ii) Employee’s acts or omissions involving willful or intentional malfeasance or misconduct that is, or may reasonably be expected to be, injurious to the Company, its business, reputation, prospects, or otherwise; (iii) commission of any act of fraud or embezzlement against Company; (iv) inability to legally perform his duties for any reason in the Louisville, Kentucky area; (v) failure to operate substantially within the budget of the Company as adopted by the board of directors of the Company; and (vi) any act or omission by Employee constituting a material breach of Employee’s obligations under this Agreement. In the event of a termination for “cause” pursuant to the provisions of this Section, Employee shall not be entitled to any Base Salary, Bonus, severance salary, or any other benefits, except for amounts accrued prior to the effective date of termination and except for those, if any, required to be extended by applicable law.

7.1.3        Termination By Company Without “Cause”. The Company may, in its sole and exclusive discretion, immediately and unilaterally, terminate the Employee’s employment hereunder at any time without cause by giving Employee ten (10) days’ advance written notice of Company’s election to terminate. Employee shall not thereafter be entitled to any Base Salary, Bonus, Vacation pay or any other benefits, except for the following:

7.1.3.1               those benefits, if any, required to be extended by applicable law;

7.1.3.2     an amount equal to the greater of the base salary which would be paid to Employee under the terms of this Agreement or $515,000.

7.2           Termination By Employee. Employee may, immediately and unilaterally, terminate his employment hereunder at any time by giving the Company ten (10) days’ advance written notice of Employee’s election to terminate. Upon termination by Employee, Employee shall not be entitled to any further Base Salary, Discretionary, severance salary or other benefits, except for amounts accrued prior to the effective date of termination and except for those, if any, required to be extended by applicable law.

7.3           Effect of Termination. Upon termination of Employee’s employment hereunder, the obligations and commitments of Employee set forth in Sections 3 and 6, and the provisions of Sections 4, 8 and 9, shall continue in effect and survive termination.

Section 8:              Notice

Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been given when delivered personally against receipt therefor; two days after being sent by Federal Express or similar overnight delivery; or three days after being mailed registered or certified mail, postage prepaid, to a Party hereto at the address set forth beneath such Party’s signature below, or to such address as such Party shall give by notice hereunder to the other Party to this Agreement.

Section 9:              Miscellaneous

9.1           Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Kentucky and the laws of the United States. No conflicts of law or similar rule or law that might refer the governance and construction of this Agreement to the laws of another state, republic or country shall be considered.

9.2           Dispute Resolution. Pursuant to the Federal Arbitration Act, any claim or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement, or statutory or common law disputes arising out of the employment relationship and/or its termination, including, without limitation, all Title VII, FMLA, FLSA, ADEA, ADA and ERISA claims, must be brought as a claim in arbitration under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect (“AAA Rules”). Any such arbitration proceeding must be heard in Louisville, Kentucky, and will be governed by the AAA Rules. The arbitrator shall be governed by the laws as would apply in any federal court within the Commonwealth of Kentucky. The decision of the arbitrator would be final and binding and all expenses of the arbitrator and arbitration would be borne equally by the Company and the Employee. Each of the Parties hereto consents to the application of AAA Rules and waives any objection as to venue or jurisdiction. Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world. Notwithstanding anything in the foregoing to the contrary, the Company and Employee agree that before instituting formal proceedings under the AAA Rules, the aggrieved party must submit the claim or dispute to non-binding mediation. The selection of the mediator would be the prerogative of the aggrieved party and the costs of such mediation would be shared equally by the Company and the Employee.

9.3           Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable for any reason, such provision shall be deemed to be severable, and this Agreement shall otherwise continue in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

9.4           Assignments; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, including any entity which acquires all or substantially all of the Company’s assets to which the Company’s rights and obligations hereunder are assigned. This Agreement shall be binding upon and inure to the benefit of the Employee and his personal representatives, but the obligations undertaken herein by Employee shall not and may not be transferred or assigned and any purported transfer or assignment thereof shall be null and void ab initio.

9.5           Entire Agreement; Modifications. This Agreement contains the entire agreement and understanding of the Parties with respect to the subject matter hereof, supersedes any prior agreements and understandings with respect thereto, and cannot be modified, amended or waived, in whole or in part, except in writing signed by the Party or Parties to be charged. Any such purported modification, amendment or waiver shall be null and void absent such writing.

9.6           Waivers. A discharge of the terms of this Agreement shall not be deemed valid unless by full performance by the Parties or unless corroborated by a writing signed by the Parties. A waiver by Company of any breach by Employee of any provision or condition provided for in this Agreement to be performed or observed by Employee shall not be deemed a waiver of any similar or dissimilar provisions or conditions at the same or any prior or subsequent time. The Parties covenant and agree that if a Party fails or neglects for any reason to take advantage of any of the terms, remedies or rights provided for in this Agreement or under applicable law, such failure or neglect shall not be deemed a waiver of any such terms, remedies or rights subsequently arising, or as a waiver of any of the terms, covenants or conditions of this Agreement or the requirement for performance or observance thereof. None of the terms, covenants and conditions of this Agreement may be waived by a Party except in a writing signed by such Party.

9.7           Expense of Enforcement. If, as a consequence of any dispute arising under or with regard to this Agreement or its performance, any Party shall be required to retain the services of legal counsel or to initiate any proceeding, it is understood that each Party shall be required to bear their own costs, including attorney fees, filing fees, or any other costs associated with the proceeding.

9.8           Remedies and Enforcement. If there should occur any breach or threatened breach by Employee of any of the covenants, restrictions or requirements set forth in Sections 3, 4 or 6 of this Agreement,

Employee acknowledges and agrees that Company’s remedies at law are or may be inadequate to redress the same and Company shall be entitled to seek an injunction, restraining order, specific performance or enforcement or other equitable relief in regard thereto, notwithstanding the provisions of Section 9.2 above.

9.9           Waiver of Jury Trial. THE PARTIES HEREBY WAIVE A JURY TRIAL IN ANY PROCEEDING OR LITIGATION WITH RESPECT TO THIS AGREEMENT.

9.10         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original but all of which together shall constitute one and the same agreement.

9.11         This Agreement supplements and supercedes any earlier agreement entered into or agreed to either verbally or in writing concerning Employee’s employment with the Company, including, without limitation, that certain Agreement dated March 9, 2005.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement at Louisville, Kentucky on the respective dates shown beneath their signatures below, but effective as of the Effective Date.

EMPLOYEE:

/s/ William Van Epps
WILLIAM VAN EPPS
Date: May 18, 2006
Employee Notice Address:
80 Windom Lane
Nicholasville, KY 40356

COMPANY:

PAPA JOHN’S INTERNATIONAL, INC.

By:	/s/ Nigel Travis
Name: Nigel Travis
Title: Chief Executive Officer and President
Date: May 18, 2006
Company Notice Address:
ATTN: General Counsel
2002 Papa Johns Boulevard
Louisville, Kentucky 40299-2334

SCHEDULE A

[Attached to and to be made a part of the Employment Agreement]

Name of Employee:              William Van Epps

Position/Title:                       President, U.S.A.

Duties:                   Employee shall report to, and be subject to the supervision of the CEO or such other person as may be designated by the Board; and shall be responsible for the overall direction, management and execution of the Company’s U.S. business operations as developed to meet the needs and requirements of the Company’s constituencies. Without limiting the generality of the foregoing, Employee’s responsibilities shall include those assigned to him from time to time by the Company’s Chairman or Board, and, further, shall include the following:

Primary responsibility for all aspects of the Company’s domestic restaurant and other operations and marketing, including transactions, sales and service, the development of new and maintenance of existing franchisee relationships and development and execution of marketing strategies, plans and initiatives.

In conjunction with the CEO and the Board, development of the Company’s short and long term strategic plans for expansion of the Company’s existing and new business.

Assist with the development and execution of the Company’s overall plans and initiatives; and coordinate activities and initiatives in certain of the Company’s departments as determined by the CEO and the Board.

Assist the CEO in the professional development and evaluation of all senior management team members.

Full and final responsibility for CUSTOMER SATISFACTION.

Other Benefits:     Employee shall be entitled to coverage under the Company’s Stockholder Protection Rights Plan, as amended from time to time. Employee shall also be entitled to reimbursement of moving-related expenses in connection with the move of his primary residence to the Louisville, Kentucky area in an amount not to exceed $130,000, plus a gross-up for income taxes, so long as the move is substantially underway within six (6) months from the date of this Agreement. “Substantially underway” is defined, as a minimum, of having executed a contract for the purchase of a primary residence in the Louisville, Kentucky area. Notwithstanding the foregoing, in the event Employee does not physically move himself and his family to the Louisville, Kentucky area within 90 days of the date of contract execution, Employee shall be obligated to refund these funds to the Company.

Term of Agreement (“Term”):            through October 18, 2007.

Base Salary:          $515,000.

Stock Ownership:  Papa John’s also has minimum stock ownership guidelines for its executives. As President, U.S.A., Employee will be required to own shares whose aggregate value equals or exceeds three times Employee’s annual salary. This ownership requirement must be accomplished in annual steps of the value amount Employee was required to own under the annual ownership benchmarks required of him by the Company in 2005 or 2006, whichever is greater. Those benchmarks amount to 10%, 25%, 45% and 70% of the three times salary requirement. The determination as to whether Employee has met the benchmark amount shall be measured on January 1 of each year with full ownership attained by December 31, 2010. If annual benchmarks are not met, the Compensation Committee may, in its sole and exclusive discretion undertake those steps it deems appropriate to correct Employee’s ownership deficiency, including, without limitation, directing any bonus amounts Employee may earn toward the purchase or acquisition of equity in the Company.